                                                                    EXHIBIT 12.1

                              TEXTRON MANUFACTURING

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)

                                                                           Year
                                                 -------------------------------------------------------
                                                  2001        2000        1999        1998        1997
                                                 -------     -------     -------     -------     -------
Fixed charges:
    Interest expense                             $   183     $   158     $    56     $   146     $   117
    Distributions on preferred securities of
        subsidiary trust, net of income taxes         26          26          26          26          26
    Estimated interest portion of rents               32          30          26          20          14
                                                 -------     -------     -------     -------     -------

        Total fixed charges                      $   241     $   214     $   108     $   192     $   157
                                                 =======     =======     =======     =======     =======

Income:
    Income from continuing operations
        before income taxes and distributions
        on preferred securities of subsidiary
        trust                                    $   419     $   611     $ 1,030     $   763     $   648
    Fixed charges *                                  215         188          82         166         131
    Eliminate equity in undistributed pretax
        income of finance subsidiaries              (148)       (112)        (92)        (47)        (36)
                                                 -------     -------     -------     -------     -------

        Adjusted income                          $   486     $   687     $ 1,020     $   882     $   743
                                                 =======     =======     =======     =======     =======

Ratio of income to fixed charges                    2.02        3.21        9.44        4.59        4.73
                                                 =======     =======     =======     =======     =======

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*    Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.